Exhibit 10.41

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

(William A. Sullivan)

THIS FIRST AMENDMENT AGREEMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is entered into as of the 14th day of May 2021 by and between Applied Genetic Technologies Corporation, a Delaware corporation, including its successors and assigns (the “Employer” or “Company”) and William A. Sullivan (“Executive”).

WHEREAS, the Company and Executive are parties to a letter employment agreement dated July 26, 2017 (the “Employment Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Employment Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants set forth herein and in the Employment Agreement, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Employment Agreement.

2. Effective Date. This First Amendment shall become effective on the date that it is approved by the Compensation Committee of the Company’s Board of Directors (the “Effective Date”).

3. Employment Term and Notice of Termination. The last paragraph of page 3 of the Employment Agreement is hereby amended and replaced with the following:

Notwithstanding the foregoing provisions of this Employment Agreement, you agree to continue your employment, and the Company agrees to employ you, until June 9, 2021 (the “Termination Date”), provided, however, that the Company may terminate your employment for Cause before June 9, 2021 immediately upon providing you with written notice. Upon the termination of your employment for any reason other than by the Company for Cause, provided that you execute and do not revoke a Release and Settlement Agreement in the form reasonably acceptable to the Company (the “Release”), you shall be entitled to receive the following:

(a)	a payment equal to six (6) months of your current base salary, less all applicable deductions, to be paid within 14 days of the Release becoming effective;

(b)

a prorated bonus for the fiscal year ending June 30, 2021, less all applicable deductions, based on Employee’s performance and the overall performance and status of the Company as determined by the Compensation Committee in accordance with the Company’s normal practice;

(c)

if you elect to continue your participation in the Company’s medical, dental, and vision benefit plans pursuant to COBRA, the Company will reimburse you for COBRA premiums to the extent required so that your premium cost for the coverage is substantially the same as the cost immediately prior to the Termination Date, until the earlier to occur of six months immediately following the Termination Date or the date on which you obtain other employment which provides the same type of benefit; provided, however, that if the Company determines, in its reasonable judgment, that providing medical, dental, and/or vision benefits in accordance with this section would result in a violation of applicable law, the imposition of any penalties under applicable law, or adverse tax consequences for participants covered by the Company’s medical, dental, and/or vision plans, the Company may terminate such reimbursement with respect to you and instead pay to you taxable cash payments at the same time and in the same amounts as the Company would have paid as COBRA premium reimbursements to provide such coverage;

(d)	stock options previously granted to you by the Company that are unvested as of the Termination Date will continue to vest through and including December 31, 2021; and

(e)

the period during which you will be permitted to exercise any vested stock options held by you will be extended to the later to occur of (i) December 31, 2022 and (ii) the date that is 90 calendar days after the date on which the Company issues a press release that reports the 6-month masked interim analysis in the Phase 2/3 Vista trial (the “Vista Release Date”),

4. Ratification. The Employment Agreement, as amended hereby, is hereby ratified and confirmed in all respects and shall continue in full force and effect. The Employment Agreement shall, together with this First Amendment, be read and construed as a single agreement.

5. Nondisparagement. Executive agrees that Executive will not disparage or encourage or induce others to disparage any of the Company, its subsidiaries and affiliates, together with all of their respective past and present directors and officers and each of their successors and assigns. The Company agrees that its officers and directors will not disparage or encourage or induce others to disparage Executive. Nothing herein is intended to or shall prevent either party from providing testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. In response to inquiries from third parties concerning Executive’s departure from the Company, the Company and Executive will respond consistently with mutually-agreed upon talking points.

6. Governing Law. This First Amendment shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

7. Counterparts. This First Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date first written above.

APPLIED GENETIC TECHNOLOGIES CORP.

By:	/s/ Susan Washer
Susan Washer
President and CEO

EXECUTIVE:

/s/ William Sullivan
William A. Sullivan